As filed with the Securities and Exchange Commission on August 12, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACE LIMITED

(Exact name of registrant as specified in its charter)

SWITZERLAND	98-0091805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bärengasse 32

CH-8001Zurich, Switzerland

(Address of principal executive offices) (zip code)

ACE Limited 2004 Long-Term Incentive Plan

ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

Attn: Deputy General Counsel – Corporate Affairs

(212) 827-4400

(Name, address and telephone number, including area code, of agent for service)

copy to

Laura D. Richman

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares	11,600,000	$53.06	$615,496,000	$43,885

(1)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on August 11, 2010.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statements on Form S-8, File Nos. 333-116532 and 333-153239 (the “Prior Registration Statements”), is incorporated herein by reference. This Registration Statement covers 11,600,000 shares which, together with the 19,000,000 shares being carried forward from the Prior Registration Statements and upon which a fee has previously been paid, constitute the 30,600,000 shares registered for issuance under the ACE Limited 2004 Long-Term Incentive Plan.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 6.	Indemnification Of Directors And Officers.

It is admissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he is confronted with during his term of office, save for tort, gross negligence, willful intent or contradictory action with regard to legitimate instructions. Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors, officers and auditors. The coverage of such insurances depends on the individual insurance policy.

The board members (although they may be only nominees) as well as the officers of the company are jointly and severally liable to the company, the shareholders and the creditors for damage caused by violation of their duties. Within the past few years, there has been a substantial increase of court actions against directors of Swiss companies on the basis that they neglected to supervise the management diligently.

A resolution passed at shareholders’ meeting discharging the members of the board of directors and management for statutory liability covers only matters that have been disclosed to the shareholders’ meeting and is binding only upon the company and upon shareholders that have approved the resolution. The right of the remaining shareholders to claim damages on behalf of the company expires six months after such resolution has been passed.

ACE’s Articles of Association provide that ACE will indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the board of directors and officers out of ACE’s assets from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of ACE; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Without limiting the foregoing, ACE shall advance court costs and attorney’s fees to the members of the board of directors and officers, except in cases where ACE itself is the plaintiff. ACE may however recover such advanced cost if a court holds that the member of the board of directors or the officer in question has breached relevant duties.

ACE has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements are in furtherance of ACE’s Articles of Association, which require ACE to indemnify its directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events and provide for advancement of expenses. The indemnification agreements set forth procedures relating to indemnification claims.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors, officers and auditors. ACE maintains directors’ and officers’ insurance for its directors and officers.

Directors and officers of ACE are also provided with indemnification against certain liabilities pursuant to a directors’ and officers’ liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of ACE, or any other matter claimed against them by reason of their being directors or officers of ACE. Certain of ACE’s directors may also be provided by their employer with indemnification against certain liabilities incurred as directors of ACE.

Item 8.	Exhibits.

See Exhibit Index which is incorporated herein by reference.

SIGNATURES

Each person whose signature appears below constitutes and appoints, Evan G. Greenberg, Philip V. Bancroft and Robert F. Cusumano and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on August 12, 2010.

ACE Limited

By:	/s/ Evan G. Greenberg
Its:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan G. Greenberg	Chairman and Chief Executive Officer; Director	August 12, 2010
Evan G. Greenberg

/s/ Philip V. Bancroft	Chief Financial Officer (Principal Financial Officer)	August 12, 2010
Philip V. Bancroft

/s/ Paul Medini	Chief Accounting Officer (Principal Accounting	August 12, 2010
Paul Medini	Officer)

/s/ Michael G. Atieh	Director	August 12, 2010
Michael G. Atieh

/s/ Mary A. Cirillo	Director	August 12, 2010
Mary A. Cirillo

Signature	Title	Date

/s/ Bruce L. Crockett	Director	August 12, 2010
Bruce L. Crockett

/s/ Robert M. Hernandez	Director	August 12, 2010
Robert M. Hernandez

/s/ John A. Krol	Director	August 12, 2010
John A. Krol

/s/ Peter Menikoff	Director	August 12, 2010
Peter Menikoff

/s/ Leo F. Mullin	Director	August 12, 2010
Leo F. Mullin

/s/ Thomas J. Neff	Director	August 12, 2010
Thomas J. Neff

/s/ Robert Ripp	Director	August 12, 2010
Robert Ripp

/s/ Theodore E. Shasta	Director	August 12, 2010
Theodore E. Shasta

/s/ Olivier Steimer	Director	August 12, 2010
Olivier Steimer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned as the duly authorized representative of ACE Limited in the United States.

/s/ Evan G. Greenberg
Evan G. Greenberg

Date: August 12, 2010

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Articles of Association of the company (Incorporated by reference to Exhibit 4.1 to the company’s Current Report on Form 8-K dated July 27, 2010)

4.2	Organizational Regulations of Ace Limited (Incorporated by reference to Exhibit 4.2 to the company’s Current Report on Form 8-K dated August 12, 2010)

4.3	Specimen certificate representing Common Shares (Incorporated by reference to Exhibit 4.3 to the company’s Current Report on Form 8-K dated July 18, 2008)

4.4	ACE Limited 2004 Long-Term Incentive Plan, as amended through the Fifth Amendment (Incorporated by reference to Exhibit 10 to the company’s Current Report on Form 8-K dated May 21, 2010)

5.1	Opinion of Niederer Kraft & Frey AG as to the legality of the Common Shares

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Niederer Kraft & Frey AG (included in Exhibit 5.1)

24.1	Powers of Attorney (included in signature pages)

99.1	Form F-N

E-1